Exhibit 16

September 22, 2005

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We are currently principal accountants for MarkWest Hydrocarbon, Inc. (the Company). On September 20, 2005, we were notified that the Company engaged Deloitte & Touche LLP as its principal accountants for the year ending December 31, 2005 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 20, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that: (i) the Audit Committee of the Board of Directors participated in and approved the decision to change principal accountants, (ii) that the Audit Committee of the Board of Directors participated in and approved the decision to engage Deloitte & Touche LLP, and (iii) any of the statements made under Item 4.01(b).

Very truly yours,

/s/ KPMG LLP